Exhibit 99.2

Accelerate Diagnostics, Inc.

Second Quarter 2021 Earnings Call

Thursday, August 05, 2021, 4:30 PM Eastern

CORPORATE PARTICIPANTS Jack Phillips - President, Chief Executive Officer Steve Reichling - Chief Financial Officer Laura Pierson - Investor Relations

PRESENTATION

Operator

Hello, and welcome to Accelerate Diagnostics Inc. Second Quarter 2021 Earnings Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the "*" key followed by "0." Please note, today’s event is being recorded.

I would now like to turn the conference over to Laura Pierson, Investor Relations. Ms. Pierson, please go ahead.

Laura Pierson

Before we begin, it is important to share that information presented during this call may contain forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, and Section 21-E of the Securities Exchange Act of 1934. Forward-looking statements include projection, statements about our future, and those that are not historical facts. All forward-looking statements that are made during this conference call are subject to risk, uncertainties and other factors that could cause our actual results to differ materially. These are discussed in greater detail in our annual report on Form 10-K for the year ended December 31st, 2020, and other reports we file with the SEC.

It is my pleasure to now introduce the company’s President and CEO, Jack Phillips

Jack Phillips

Thank you Laura. Good afternoon, and welcome to our second quarter 2021 earnings call. On today’s call we will review our second quarter financial results, and detailed progress made against 2021 priorities through June. We are committed to establishing rapid susceptibility testing as a standard of care. In 2021, we are advancing this commitment through increasing our integrated ID/AST solution customer base, launching the new products to open unaddressed market segments and setting the stage for market expansion through the development of our next generation platform, Pheno 2.0.

In the second quarter, we made meaningful progress on these goals. First, improving pandemic conditions contributed to increases in our funnel of prospective customers, new customer contracts and revenue-generating installed base. In addition, we launched a new AST-focused test kit for use on our Pheno system and advanced the development of our Pheno 2.0 system.

Before providing additional details on our progress against these priorities in the quarter, I would like to hand it over to Steve to review our second quarter financial results. Steve?

Steve Reichling

Thank you Jack, and good afternoon everyone. Net sales were $2.8 million in the second quarter and $5.3 million year-to-date. This compared to $2.1 million and $4.5 million for the same period in 2020. Consumable revenues in the quarter grew by 10% sequentially over the first quarter. Additionally, consumable revenues grew by 24% during the first six months of 2020, as compared to the same period in the prior year, while instrument revenues remained consistent year-to-date.

Cost of goods sold were $1.7 million in the second quarter and $3.4 million year-to-date, resulting in gross margins of 38% and 37% respectively. This compares to cost of goods sold of $1.2 million and $2.5 million and gross margins of 45% and 45% respectively during the same periods of 2020. The decline in gross margins resulted from an inflation to production cost and other factors.

Accelerate Diagnostics, Inc.
Thursday, August 05, 2021, 4:30 PM Eastern

Selling, general and administrative expenses excluding non-cash, stock-based compensation expense were $7.7 million for the quarter and $15.8 million year-to-date. This compares to $8.3 million and $18.2 million from the same periods in the prior year. These decreases were the result of the ongoing benefit from cost-cutting efforts that were put in place in 2020. Non-cash stock-based compensation expense in SG&A was $5.2 million in the quarter, and $11.2 million year-to-date, compared to $3 million and $6 million from the same periods in the prior year.

Research and development costs excluding non-cash stock-based compensation expense were $4.4 million for the quarter, and $8.6 million year-to-date. This compares to $5 million and $9.7 million from the same periods in the prior year. These decreases were the result of improved internal efficiencies and lower external study-related costs. Non-cash stock-based compensation expense in R&D were $1.3 million in the second quarter and $4.1 million year-to-date compared to $0.3 million and $1.5 million from the same periods in the prior year.

Our net loss excluding non-cash stock-based compensation expense was $15.1 million for the quarter, and $30.5 million year-to-date. Our GAAP net loss was $21.7 million for the quarter, and $46 million year-to-date, resulting in a net loss per share of $0.36 and $0.77 respectively. Net cash used was $9.3 million for the quarter, and $21.6 million year-to-date, excluding cash flows from financing activities.

During the second quarter, we closed on the 2nd of three equal tranches of the insider financing transaction that we announced in December. These transactions contributed to $10.7 million in the quarter and $21.4 million year-to-date. In addition, we made one sale under our ATM facility for $800,000. Inclusive of these financing activities, we ended the quarter with cash and investments of $68.8 million.

I will now hand it back to Jack to review our second quarter results in greater detail. Jack?

Jack Phillips

Thanks Steve. Our 2021 priorities are to increase adoption of our integrated ID/AST solution launch PhenoAST, launch ARC [ph] formerly PhenoPrep an advanced Pheno 2.0. In the first quarter we outlined that increasing the rate of adoption of our integrated ID/AST solution would require a normalization of hospital priorities and access and to be further supported by positive readout from our registry study and the implementation of product improvements.

In the second quarter hospital access improved and the number of prospective customer meetings increased. However, there remain lingering pandemic-related impacts leading to inconsistent access to key hospital stakeholders in regions where fluctuating COVID cases and hospitalizations remain the focus. Despite these continuing headwinds, we saw increases in new customer opportunities, contracts and go-lives in the quarter.

We continue to build our body of clinical evidence and refine our strategy for using this data to win new business. In the quarter, we release data from the largest most comprehensive study ever conducted to evaluate the clinical impacts of rapid susceptibility testing.

This four-hospital study spanning nearly 800 patients compared key clinical outcomes prior to adopting Pheno to their current state of using Pheno many times per day to optimize patient therapy decisions. The data clearly demonstrated that the use of Pheno resulted in material improvements in the time to optimal therapy, and reductions in sepsis, mortality, acute kidney injury, and the length of stay. Notable was that 30 days sepsis mortality was statistically reduced from 15.9% to 6% with the use of Pheno.

Accelerate Diagnostics, Inc.
Thursday, August 05, 2021, 4:30 PM Eastern

These are the most compelling data released today on the clinical necessity of rapid susceptibility testing. While it is too early to see the impacts of this data on our business, we are enthusiastic about the outcome of this multi-year study and are generating new customer interests daily as a result of this.

Antimicrobial resistance is always evolving, and we believe it's important to continue to enhance our integrated ID/AST product offering. The first wave of these product enhancements, which aim to improve performance and expand Pheno’s AST menu for bloodstream infections, is rolling out now. Additionally, we progressed a series of enhancements including new drugs, updates to algorithms to address evolving resistance patterns, improvements to reportability and eco-friendly packaging to improve the shipping and storage of our test kits.

Collectively our execution in the quarter and modest improvement in hospital access, translated into gradually improving commercial metrics globally. In the U.S., we added dozens of prospective customers to the sales funnel, closed deals adding 15 new instruments and brought 24 instruments clinically live in the quarter. These additions brought our U.S. revenue-generating installed base to 298 with another 102 instruments pending go-live. In EMEA, we brought four instruments live and contracted two additional new instruments.

Our second area of focus for 2021 is opening under addressed market segments through the launch of a new Pheno Test AST kit and ARC a sample preparation system for rapid MALDI-TOF identification. These new products complement the current integrated ID/AST offering by providing an avenue for customers to adopt rapid susceptibility testing on Pheno, regardless of existing workflow or prior investments in identification testing.

The Pheno Test AST kit is launched and now available to customers in the United States. This new test kit answers the need for an important segment of customers who have rapid identification already in place but lack rapid susceptibility results. The new Pheno solution accepts an identification test result from an existing system, loads the appropriate antibiotic panel and delivers rapid AST results in about seven hours, days sooner than typical lab workflows. We are seeing strong industrial interest, represented by significant increases in new qualified customer leads.

ARC, formerly PhenoPrep, is a new platform which automates the front-end steps to deliver a rapid MALDI identification result. MALDI is the leading method for obtaining an identification result in the U.S. and EMEA. Half of the microbiology laboratories in the U.S. are equipped with a MALDI platform. But most of these labs struggle with the cumbersome workflow to deliver a rapid identification. The ARC platform delivers a substantial improvement in time to resolve and hands on time. ARC plus MALDI will also be a good alternative to molecular syndromic panels by giving customers access to a greater menu at a more affordable price.

In addition to these product extensions, we are working to expand our available market through our multi-sample capable, next generation platform, Pheno 2.0. This system incorporates decades of susceptibility market and technology learning's into its design. Based on continuing prototype testing and ongoing progress, we are increasingly confident that the system will deliver fast and accurate results at a fraction of the size and cost of the current system. This will allow us to launch Pheno 2.0 in multiple configurations, across different-size hospitals and across various higher volume sample types.

Accelerate Diagnostics, Inc.
Thursday, August 05, 2021, 4:30 PM Eastern

We estimate that Pheno 2.0 will expand our available market four-fold and improve our profitability profile. In summary, our second quarter financial results were consistent with our internal expectations, and a stepwise improvement over the first quarter. We also launched our AST-focused test kit on time and are generating significant interest in Accelerate as a result.

Lastly, we concluded our registry study, punctuating our prior body of clinical evidence. The clinical benefits of rapid-susceptibility testing are now difficult to challenge and ignore. Rapid antibiotic intervention is proven to save lives, avoid unnecessary patient side effects and reduces hospital costs. With the impacts of the pandemic waning, we will increase the pace of selling our integrated solution, address the balance of the market with our new product offerings, and open a significantly larger market with Pheno 2.0, collectively bringing a change to the market and the world, that is long overdue.

I would now be happy to answer questions from our analysts. Should others on the call have questions not addressed, we would welcome you to send these questions or request for a follow-on meeting to investors at axdx.com.

QUESTION AND ANSWER

Operator

Yes, thank you. And as a note, this call is being recorded. And the first question comes from Alex Nowak with Craig Hallum.

Trent McCarthy

Hey guys. This is Trent McCarthy on for Alex. Just a few questions here. The first on the gross margin side, what needs to be done to maybe recapture some margin expansion coming out of COVID and get back to pre-pandemic levels?

Steve Reichling

Yes, right now as we mentioned in the script. We're seeing pretty broad impact from inflation, whether those are labor through our value-add partners, or in raw material costs. Certainly, some of the macro-economic factors driving inflation for those who settle down would certainly be helpful. Also, increasing levels of production, as we've talked about in the past, will help us leverage our substantial fixed costs. So those are the two principal near-term drivers.

Trent McCarthy

Okay, got it. And then next, and with vaccine roles and the virus under better control, I guess, give or take, offset with the recent Delta variant, how are you thinking about a recovery to get sales reps back into the hospital, is this still a mid-2021 event, as you previously spoke to, or do you think it extends more into Q3 now?

Jack Phillips

Yes. So, this is Jack Phillips. Thanks for the question. So….so it's evolving. And I would say…..I would say that access to hospitals over the past quarter has dramatically improved. However, over the past weeks we've had a notable reset, relative to the Delta variant, as we call on hospitals, firsthand, we're starting to see certain hospitals are back to being filled to capacity again, ICU beds are fully filled, EDs are filled, and therefore they're moving to limited access again. So, what we are experiencing is some hospitals that have had new, more liberal access guidelines in place are now kind of over the past several weeks have been retrenching and either canceling meetings or going back to Zoom calls.

Accelerate Diagnostics, Inc.
Thursday, August 05, 2021, 4:30 PM Eastern

However, having said all that, we are cautiously optimistic though about where we were a year ago versus now. It's a dramatic improvement in interest by stakeholders, even though many of those calls are outside the hospital at remote locations or still on Zoom type meeting calls, they are happening at a much, much more frequent basis. And therefore, what we're seeing is a significant improvement in the funnel for both ID, AST, but also our new kit and our new solution, the Pheno AST is generating a lot of new interest.

Trent McCarthy

Okay. That's helpful. And then, I guess the last one from me, are labs, opening up to look at equipment beyond COVID tests? Are you getting any more buzz about anti-microbial bacterial and the need to counter this? Where does the focus lie?

Jack Phillips

Yes, so…again with the Delta variant and things spiking across specifically the US, there has a bit of a reset and a reset focus on COVID, but having said that, beyond that, I mean stewardship teams are starting to reorganize which is very important for our business. They are getting their priorities in line and clearly those priorities are around squarely around anti-microbial resistance and how to tackle that and also, in the infectious disease area, around how to manage sepsis and another serious infectious diseases beyond COVID. So, it is absolutely, again, more of a prominent discussion today than it ever has been over the past year, and we expect for this trend to continue.

Trent McCarthy

All right, thanks for answering the questions.

Operator

Thank you. The next question comes from Brian Weinstein with William Blair.

Dustan

This is Dustan on the line to Brian. To open up, I am wondering if you guys can talk a little bit about your geographic expansion opportunity, particularly in EMEA? Is there any update on that, and movement you guys have potentially in China as I know you’ve talked.....talked about, excuse me, in the past?

Jack Phillips

Yes, sure. No problem. So, as far as EMEA, let me touch on that. We, over the past year, we reorganized EMEA and developed a new strategy for EMEA, strategy based on focused markets where we believe we can generate the right level of revenue and utilization of Pheno. I would say that’s working very, very well. EMEA is having a decent year despite COVID and access challenges like we see in the US as well.

Having a good year, really seeing good.... good progress in Italy, Spain, Portugal, and then also the Middle East is where we’ve got some very good activity going on in the Middle East, specifically in Saudi Arabia and Kuwait. Moving on to China, we are still in the middle of our type-testing program over there to get Pheno on market there, we are still a ways away, we have a system in Hong Kong that’s being utilized today, but to get China FDA, or see FDA approved is still going to be a while away.

Accelerate Diagnostics, Inc.
Thursday, August 05, 2021, 4:30 PM Eastern

Dunstan

Great. I appreciate that. Thank you. And from a product workforce standpoint, just wondering what kind of work is being done to potentially shorten the time, the result of the tests. Is there any away to shorten the man-hours to get to this AST result?

Jack Phillips

So, with Pheno today, really the time to result with Pheno is groundbreaking. We’ve....and it’s been proven with our studies, I mean, you can get a full of ID and full susceptibilities on Pheno in about seven hours today which is days faster than really the standard of care is, today. So, with the product that we have, again, that is still again the most rapid ID AST solution on the market today. To your question, can it be any quicker, we are always looking at ways to improve where we are at. Specifically, most of that work is going on today on Pheno 2.0 which will be our next generation platform and part of our focus and the requirements that we have there are to absolutely continue to work on improving.....speed the result, and time to result because, as we’ve talked about regularly, the key to really managing sepsis and really improving clinical outcomes, it does come down to speed, it comes down to getting patients on the right therapy quicker, and that’s exactly what, that’s exactly what Pheno is doing today.

Dunstan

Great, thanks. I can throw one more in there, I know you mentioned briefly about expanding the menu, could you provide more color on that, what work is being done to expand that.....that menu?

Jack Phillips

Yes, sure. So, again, we’re continuing to look at menu expansion on Pheno 1 and then also Pheno 2.0 will be a significant menu expansion for us as well with as we branch into isolates and another alternate testing beyond positive blood culture. On Pheno 1 today, we are continually looking at updating our menu relative to organisms, relative to antibiotics and having the most current antibiotics that are offered on our menu and that’s exactly what we are doing and then the kind of the next area for menu that should not be overlooked is just breakpoints and so forth. So, you have CLSI breakpoints that are regularly updated and I would say, in the industry, Accelerate is really leading the way in providing the most updated breakpoints so that again the results that you are getting are the most accurate results.

Dunstan

Okay. Thank you.

CONCLUSION

Operator

Thank you. That concludes the question-answer session as well as (0:24:38). Thank you so much for dialing in for today’s presentation. You may now disconnect your lines.

Accelerate Diagnostics, Inc.
Thursday, August 05, 2021, 4:30 PM Eastern